Exhibit 99.1

Contact: Mark Kochvar Chief Financial Officer S&T Bancorp, Inc. 724.465.4826

William J.Burt President & CEO Gateway Bank of Pennsylvania 412.942.2020

FOR IMMEDIATE RELEASE

March 30, 2012

S&T Bancorp, Inc. and Gateway Bank of Pennsylvania to Merge

Indiana and McMurray, Pennsylvania – S&T Bancorp, Inc. (NASDAQ:STBA) and Gateway Bank of Pennsylvania (“Gateway”) jointly announced today the signing of a definitive merger agreement pursuant to which S&T Bancorp will acquire Gateway in a 75% stock and 25% cash transaction. Based in McMurray, Pennsylvania, Gateway has assets of $120 million and maintains two branches. The in-market transaction will expand S&T Bancorp’s existing footprint in the northern and southern suburbs of Pittsburgh, and the combined company will have more than $4.4 billion in assets, inclusive of S&T Bancorp’s recently completed acquisition of Mainline Bancorp, Inc.

“At S&T Bank, we believe Gateway’s commitment to community and to customer service align closely with our own business model. They are also located in markets that are very appealing to us,” said Todd Brice, president and chief executive officer of S&T Bancorp, Inc. “Add to this their strong emphasis on commercial lending, and we see this merger as a good fit. With our expanded product mix and larger balance sheet, we are confident that we can build on Gateway’s solid results.”

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S&T Bancorp, Inc. News Release – p. 2

S&T Bancorp, Inc. and Gateway to Merge (cont.)

“Since its founding in 2004, Gateway Bank has been proud to be locally owned and operated. It shows in our approach to our customers and in how we conduct business,” said William J. Burt, president and chief executive officer of Gateway. “S&T Bank has a similar approach, and we are certain our customers will see that once this merger is completed. At the same time, our customers will have much greater access to a wide array of financial products and services offered by S&T.”

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, S&T Bancorp will acquire all of the outstanding shares of Gateway for a total purchase price of approximately $22 million. Shareholders of Gateway will receive $3.08 per share in cash and between 0.3810 and 0.4657 shares of S&T Bancorp common stock. The precise number of shares will be based on the average of the high and low sale prices of S&T Bancorp common stock for a 10 trading day period ending the day prior to the closing date. The transaction is expected to be a tax-free exchange with respect to the stock consideration received by the shareholders of Gateway.

S&T Bancorp and Gateway expect to complete the transaction in the third quarter of 2012, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Gateway.

Stifel Nicolaus Weisel acted as financial advisor to S&T Bancorp and Keefe, Bruyette & Woods acted as financial advisor to Gateway. Arnold & Porter LLP served as legal counsel for S&T Bancorp and Metz Lewis Brodman Must O’Keefe LLC served as legal counsel for Gateway.

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S&T Bancorp, Inc. News Release – p. 3

S&T Bancorp, Inc. and Gateway Bank to Merge (cont.)

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit www.stbancorp.com.

About Gateway Bank of Pennsylvania

Gateway Bank of Pennsylvania’s headquarters is located at 3402 Washington Road in Peters Township with an additional branch location in Cranberry Township, PA. Gateway is a locally owned, staffed, managed and community-oriented financial institution serving the needs of individual consumers, professionals, and small to mid-sized businesses. For more information, visit www.gatewaybankpa.com.

Additional Information and Where to Find It

In connection with the proposed transaction between S&T Bancorp and Gateway, S&T Bancorp will file a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC) that will include a prospectus of S&T Bancorp that will also constitute a proxy statement of Gateway. S&T Bancorp and Gateway also plan to file with the SEC other relevant documents in connection with the proposed merger. These proxy materials will set forth complete details of the merger. Investors are urged to carefully read the proxy materials when filed with the SEC, as they will contain important information. Investors will be able to obtain a copy of the proxy materials free of charge at the SEC’s website at www.sec.gov. The materials may also be obtained for free by directing a written request to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA 15701, Attention: Corporate Secretary, or to Gateway Bank of Pennsylvania,3402 Washington Road, McMurray, PA 15317 , Attention: William J. Burt. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

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S&T Bancorp, Inc. News Release – p. 4

S&T Bancorp, Inc. and Gateway Bank to Merge (cont.)

Participants in the Acquisition of Gateway

S&T Bancorp and Gateway and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Gateway in respect of the proposed merger. Information regarding S&T Bancorp’s directors and executive officers is available in its proxy statement filed with the SEC by S&T on March 22, 2012, and information regarding Gateway’s directors and executive officers will be available in the prospectus/proxy statement. Other information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Gateway stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus described above when it is filed with the SEC. You can obtain free copies of these documents free of charge using the contact information above. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by S&T Bancorp, Inc. with the SEC from time to time, including the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012. Neither S&T Bancorp, Inc. nor Gateway undertakes and both specifically disclaim any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of S&T Bancorp, Inc. or Gateway whether as a result of new information, future events or otherwise.

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